Exhibit 99.1

Contact:	Daniel O’Donnell, EVP/Chief Legal Officer	(609) 631-6157 or odonnelld@ynb.com
	Leonardo G. Zangani	(908) 788- 9660 or office@zangani.com
	YNB’s website	www.ynb.com
	Investor Relations website	www.zangani.com

Merger Approved by Yardville National Bancorp Shareholders

Hamilton, N.J. October 19, 2007 – The Special Meeting of Shareholders of Yardville National Bancorp (“Yardville”) (NASDAQ: YANB) was held this morning at La Villa Ristorante, 2275 Kuser Road, Hamilton Square, New Jersey.

By a significant majority, and with approximately 88% of the votes cast, Yardville shareholders voted in favor of the Board of Directors’ proposal to merge Yardville with The PNC Financial Services Group, Inc. (NYSE: PNC).

With $2.56 billion in assets as of June 30, 2007, Yardville serves individuals and small to mid-sized businesses in the dynamic New York City-Philadelphia corridor.  Yardville has a network of 35 branches in Mercer, Hunterdon, Somerset, Middlesex, Burlington, and Ocean counties in New Jersey and Bucks County in Pennsylvania.  Headquartered in Mercer County, Yardville emphasizes commercial lending and offers a broad range of lending, deposit and other financial products and services.  For more information on YNB please visit our web site at www.ynb.com.

The PNC Financial Services Group, Inc. (http://www.pnc.com/) is one of the nation's largest diversified financial services organizations providing retail and business banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management; asset management and global fund services.